LETTER FROM AUDITOR PURSUANT TO RULE 12b-25(c) (on letterhead):

Dohan and Company
Certified Public Accountants
(A Professional Association)
7700 North Kendall Drive
Miami, FL 33156-7584

Telephone:  (305) 274-1366
Facsimile:  (305) 274-1368

October 31, 1997

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20548

Re: Energy Optics, Inc.

Ladies and Gentlemen:

Our report of the examination of the audited financial statements of Energy Optics, Inc. as of July 31, 1997, cannot be issued by the required filing date of Form 10-K, because we have not received the financial information necessary to perform our procedures.

Very Truly Yours,

Signature
Steven H. Dohan, CPA

Dohan and Company, CPA's
cc: Energy Optics, Inc.

Member:
Florida Institute of Certified Public Accountants
American Institute of Certified Public Accountants
Private Companies and SEC Practice Sections
Accounting Group International
Offices in Principal Cities